	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle Albany, NY 12203
www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES HOLIDAY SALES RESULTS
Comparable store sales decline 7% for December

          Albany, NY, January 5, 2011 – Trans World Entertainment Corporation (NASDAQ: TWMC) today reported a comparable store sales decrease of 7% for the five-week and nine-week periods ended January 1, 2011. Total sales for the nine-week period were $187 million compared to $241 million for the same period last year, a decrease of 22%. The Company operated 23% fewer stores, on average, during the nine-week period as compared to last year.

          For the eleven-month period ended January 1, 2011, comparable store sales decreased 4%. Total sales for the period decreased 20% to $608 million compared to $760 million during the same period last year.

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.